EXHIBIT 10.2

Employment Agreement with Brent E. Timmons
dated October 26, 2011

EMPLOYMENT AGREEMENT

              THIS AGREEMENT (“Agreement”) is effective as of October 26, 2011

BY AND BETWEEN:

Calais Resources Inc.

P.O. Box 620247
Littleton, CO 80162

                                                (the “Company”)

and

                                                Brent E. Timmons

12188 Elton Way
Parker, CO 80138

(the “Executive”)

RECITALS

WHEREAS the Company and Executive desire that the agreements and understandings pursuant to which the Company has agreed to hire Executive and Executive has agreed to serve be set forth in writing for the benefit of both parties:

NOW THEREFORE in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Defined Terms

(a)	“Board” means the Board of Directors of the Company;

(b)	“Business” means the business presently or hereafter carried on by the Company in the area of mineral resource exploration, development and production;

(c)
“Disability” means the inability of the Executive as a result of illness or injury to perform his responsibilities as an employee of the Company for a period of 180 consecutive days or 200 days out of 400 days;

(d)
“Effective Change of Control” means the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions (Also see “Reverse Merger” which also falls under the “Effective Change of Control”.);

(e)
“Reverse Merger” means a merger or other business combination where Calais is the surviving company and is still in control of greater than 50% of the company stock, and there is a top Executive management change requested that would also constitute a control change and be handled the same as an “Effective Change of Control” for the Executive; and

(f)	“Stock Grant Plan” means the incentive stock grant plan of the Company for directors, officers, employees and other service providers of the Company.

2.	Employment

(a)
The Company (directly or through its United States and other subsidiaries) shall employ the Executive, and the Executive shall serve the Company and its subsidiaries as, Vice President of Finance and Chief Financial Officer or in such other capacity or capacities as may be determined by the Board from time to time.

(b)	The Executive represents that he has the required skills and experience to perform the duties required of him and agrees to be bound by the terms and conditions of this Agreement.

(c)
The Executive will be employed by the Company on a full-time basis and will devote himself exclusively to the Business and will not be employed or engaged in any capacity in any other business that is in competition with the Business of the Company, without the prior written approval of the Company.

(d)	The Executive acknowledges that in carrying out his duties and responsibilities:

i)	the Executive shall comply with all lawful and reasonable instructions as may be given by the Board;

ii)
the Executive will perform his duties with the highest level of integrity and in a manner which shall engender the Company’s complete confidence in the Executive’s relationship with other employees of the

Company and with all persons dealt with by the Executive in the course of employment; and

iii)	the Executive will perform his duties in a diligent, loyal, productive and efficient manner and use his best efforts to advance the Business and goodwill of the Company.

(e)	The Executive understands that the hours required to meet the objectives of his employment will vary and be irregular.

(f)	The location of the Executive’s employment under this Agreement shall be in the State of Colorado.

3.	Compensation and Benefits

As compensation for the services to be rendered by the Executive to the Company, the Company agrees to provide the remuneration and benefits set out in this paragraph 3.

(a)	Base Salary and Discretionary Bonus

The Executive shall be paid a minimum annual base salary of US$225,000.  The Board shall review the amount of such salary annually.  Said salary shall be subject to all deductions required by law or required by company policy and shall be paid monthly, in arrears, by check or deposit, or such other periodic installments as may be from time to time agreed.  In addition, the Executive may be entitled to receive a discretionary performance bonus in such amount, if any, as the Board in its sole discretion may determine.

(b)	Stock Grant

The Executive shall be eligible to receive stock grants, granted pursuant to the Stock Grant Plan, on such terms and conditions as the Board in its discretion may determine.

(c)	Automobile Allowance

The Executive shall be entitled to receive an automobile allowance of $10,000 per annum.

(d)           Health (Medical and Vision), Dental, Long Term Disability and Life Insurance

The Executive shall be entitled to receive and participate in health (medical and vision), dental, long-term disability and life insurance programs offered by the Company to other executive employees and entitled, at his option, to continue to receive and participate in the health (medical and vision), dental insurance programs which the Company makes available as of the date of this Agreement.

(e)           Indemnification and D&O Liability Insurance

To assure that Executive will be in a position to perform his duties to the Company without concern over unwarranted liability, the Company shall indemnify and advance reasonable defense expenses to the Executive to the full extent permitted by the state of Colorado.  The Company shall also use its best efforts to purchase, at the earliest time practicable, one or more policies of directors and officer liability insurance in an amount adequate to protect Executive against claims made against him for actions taken or not taken in the conduct of his duties to the Company.  (Note: The Company will hold the Executive harmless for any legal actions and / or lawsuits that may arise after the executives employment starts and are specifically due to any and all legal actions that may arise due to previous financials that were not filed from 2005 - 2011 fiscal years and the first two quarters of fiscal year 2012 that may affect the Company and / or due to Halt Trade orders by the BCSC and / or the Securities and Exchange Commission.)

4.           Vacation

The Executive will be entitled to twenty five (25) days of vacation during each twelve- (12) month period calculated from January 1, 2011 plus usual statutory and other public holidays, the timing of such vacation to be mutually agreed upon between the Executive and the Company.  Vacation entitlement not used in any 12-month period may be carried forward, provided that, if it is not used in the next 12-month period, the Executive shall be paid the cash equivalent of any unused vacation entitlement.

5.           Expenses

The Executive shall be reimbursed by the Company for business expenses incurred as a result of his work on behalf of the Company.  The Company shall reimburse the Executive for such expenses upon presentation of supporting documentation satisfactory to the Company in accordance with the tax principles applicable in the United States for such reimbursement and the Company’s established reimbursement policies, as those policies may be modified from time to time in the Company’s discretion.

6.           Terms of the Agreement and Termination

(a)	This Agreement shall commence on the date hereof and shall be of indefinite term unless terminated pursuant to the provisions hereof.

(b)
The Executive may terminate his employment pursuant to this Agreement by giving at least one (1) month’s advance notice in writing to the Company.  The Company may waive such notice, in whole or in part, and, if it does so, the Executive’s entitlement to remuneration and benefits pursuant to this Agreement will cease on the date such notice is waived.

(c)
The Executive’s employment shall terminate upon the death of the Executive, whereupon all stock options granted to the Executive shall immediately vest and shall be exercisable by the Executive’s heirs, executors, administrators or personal representatives in accordance with the terms of the Stock Grant Plan.

(d)	The Executive’s employment shall be terminated upon the Disability of the Executive.

(e)
In the event of an Effective Change of Control, the Executive’s employment shall be deemed to have been terminated without cause, and: (i) the Company shall be obligated to pay the Executive the severance payments calculated in accordance with subparagraph 6(f) hereof; and (ii) any stock options granted to Executive, to the extent unvested, immediately and fully vest and be exercisable by Executive at will in accordance with the remaining terms provided therein.

(f)
The Executive’s employment may be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is so terminated, or is deemed to have been terminated pursuant to subparagraph 6(e) hereof, any stock options granted but not vested shall immediately vest, and the Company shall pay to the Executive 36 months salary, in compensation for the Executive’s loss of employment, together with a payment equal to 50% of any bonus entitlement of the Executive for each year in such 36 month period, plus any other compensation which the Executive is entitled to receive.  Any stock options or warrants granted to the Executive but not vested shall be deemed to have immediately vested as of the Executive’s termination date and the Executive will have 12 months to option or execute.  Health (medical and vision), dental, long term disability and life insurance plan coverage in effect on the last day of employment shall continue, without material change, for a period of 36 months. The Executive shall not have the duty to mitigate damages.  For the purpose of calculating payments due to the Executive pursuant to this subparagraph 6(f), all Federal and State taxes and Federal excise taxes (parachute taxes) shall be grossed-up.  Such payment shall be paid to the Executive within fifteen days following the date of his Separation from Service (as such term is defined in Section 18); and

(g)
The Company may terminate the Executive’s employment without notice or payment in lieu of such employment, for cause.  For the purposes of this Agreement “cause” shall mean (i) the failure to follow written policies or directions of the Board not inconsistent with this Agreement or contrary to applicable law, (ii) neglect of responsibilities after the receipt of written notice setting forth the performance deficiencies and providing 45 days to cure such deficiencies, (iii) acts of dishonesty, fraud, misrepresentation, insubordination, harassment or employment discrimination, and (iv) indictment for a felony.

(h)
The corporate office is in the Denver area and will remain there unless the board votes otherwise.  If in the event of a reverse merger or other business combination and the corporate office is moved by board vote or any newly appointed senior Executives to another city or state more than 75 miles from its current location and the Executive is directed to move locations this then is also considered that the Executive’s employment to be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the same benefits and payments as per 6(f), and the Executive shall not have the duty to mitigate damages.

7.	Notices

(a)	Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or mailed by registered mail to the Executive’s home address.

(b)
Any notice required or permitted to be given to the Company shall be sufficiently given if delivered to the Secretary of the Company personally or if mailed by registered mail to the Company’s principal office, attention Corporate Secretary.

(c)	Any notice given by registered mail shall be deemed to have been given forty-eight hours after the time it is posted.

8.           Entire Agreement

This Agreement terminates, replaces and supersedes all prior agreements, oral or written, between the parties hereto.  This Agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, with respect to the subject matter hereof not contained in this Agreement.

9.           Headings

The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning hereof.

10.           Warranty

Each of the parties hereto represents and warrants that there are no restrictions, agreements or limitations on such party’s right or ability to enter into and perform the terms of this Agreement.

11.           Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.           Modification

Any modification of this Agreement must be in writing and signed by both the Executive on the one hand and by the Company acting through an officer duly authorized to execute such modification on behalf of the Company or such modification shall have no effect and shall be void.

13.           Waiver

The wavier by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.           Assignment of Rights

The rights that accrue to the Company under this Agreement shall pass to its successors or assigns.  The rights of the Executive under this Agreement are not assignable or transferable in any manner.

15.           Independent Legal Advice

The Executive acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

16.           Time of Essence

Time shall be of the essence of this Agreement.

17.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  Any dispute between the Company and Executive shall be brought exclusively in the State or Federal Courts located in Denver, Colorado.  In the event of such dispute, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

18.           Code Section 409A

The parties intend that the provisions of this Agreement either (i) are grandfathered from the requirements of Section 409A of the Code or (ii) comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to the grandfather rules or the short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such rules or such exception.”

If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no amounts which become payable by reason of the Executive’s cessation of service shall actually be issued or distributed to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such cessation of service or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Company in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Sectio409A(a)(2).  The deferred payments shall be paid in a lump sum on the first day of the seventh (7th) month following the date of the Executive’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Executive’s death.

IN WITNESS WHEREOF the parties have duly executed this Agreement effective as of the date first written above.

CALAIS RESOURCES, INC.

By:    /s/ David Russell
R. David Russell
Chairman of the Board

     EXECUTIVE

       /s/ Brent E. Timmons
       Brent E. Timmons